Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE ("Agreement") is made as of the 13th day of October, 2010 between WES CONSULTING, INC. (“WES”), on the one hand, and BELMONT PARTNERS, LLC (“Belmont”), on the other hand, each of whom may hereafter be referred to as the “Parties.”

RECITALS

A.           WES owes Belmont 750,000 shares of WES common stock pursuant to that certain Common Stock Purchase Agreement dated September 2, 2009 by and among Liberator, Inc. and the Parties (the “Equity Issuance”);

B.           WES alleges that Belmont may have violated the short swing profit rules enacted under Section 16(b) of The Securities Exchange of Act of 1934 (the “Section 16 Claim”).

C.           Belmont denies that it has violated the short swing profit rules enacted under Section 16(b) of the Securities Exchange Act of 1934.

D.           The Parties wish to reach an amicable solution in order to avoid the costs and uncertainties of protracted and time consuming litigation, therefore, the Parties have agreed that the Equity Issuance owed to Belmont by WES will be considered as satisfied in full by Belmont with the issuance of three hundred fifty thousand (350,000) restricted shares of WES common stock (the “Shares”).

D.           The parties wish to compromise and forever settle the Equity Issuance and the Section 16 Claim between them pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual promises, covenants and conditions herein contained, the Parties agree as follows:

1.           Settlement Payment.  Upon full execution of this Agreement, WES shall issue the Shares to Belmont or its assignee(s) in full satisfaction of the Equity Issuance. The 350,000 Shares shall be unregistered, but shall otherwise have no restriction (the “Restricted Shares”). The Restricted Shares shall be issued in the name of Belmont Partners, LLC.

2.           Release.   Except for the rights and obligations of Belmont arising from this Agreement, WES hereby, for itself and its officers, directors, employees, agents, partners, members, representatives, predecessors, successors, insurers and assigns, discharge and release Belmont, and its respective past and present employees, officers, directors, affiliates, subsidiaries, partners, shareholders, agents, executors, administrators, trustees, heirs, spouses, attorneys, insurers, representatives, assigns, predecessors, successors and related entities (the “Belmont Released Parties”), from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, matured or unmatured, foreseeable or unforeseeable, which they had or have arising out of any circumstance, thing, or event alleged, related or pertaining to a Section 16 Claim against a Belmont Released Party, or the Equity Issuance.

3.           Entire Agreement.  This Agreement contains the sole, complete and entire agreement and understanding of the Parties concerning the matters contained herein and may not be altered, modified, or changed in any manner except by a writing duly executed by the Parties.  No Party is relying on any representations other than those expressly set forth herein.  No conditions precedent to the effectiveness of this Agreement exist, other than as expressly provided for herein.  All prior discussions and negotiations have been and are merged, integrated into and superseded by this Agreement.

4.           Waiver.  The delay or failure of a Party to exercise any right, power or privilege hereunder, or failure to strictly enforce any breach or default shall not constitute a waiver with respect thereto; and no waiver of any such right, power, privilege, breach or default on any one occasion shall constitute a waiver thereof on subsequent occasion unless clear and express notice thereof in writing is provided.

5.           Attorneys’ Fees Upon Breach.  If any action at law or in equity, or any motion, is brought to enforce this Agreement, the prevailing Party shall be entitled to all of its costs in bringing and prosecuting said action or motion, including reasonable attorneys’ fees.

6.           Applicable Law.  This Agreement shall be construed according to the laws of the State of Georgia in effect as of the date of execution.

7.           Advice of Counsel.  The Parties represent that prior to the execution of this Agreement they had the opportunity to seek the benefit of independent legal counsel of their own selection regarding the substance of this Agreement.

8.           No Liability.  This Agreement is executed by the Parties hereto for the sole purpose of settling the matters involved in the dispute, and it is expressly understood and agreed, as a condition hereof, that this Agreement should not constitute nor be construed to be an admission of the truth or correctness of any claim asserted.

9.           Warranties.  The Parties, and each of them, warrant, severally and not jointly:  (i) that no other person or entity had or has or claims, any interest in any of the claims, demands, causes of action, or damages covered in this Agreement; (ii) that they, and each of them, have the sole right and exclusive authority to execute and perform this Agreement; (iii) that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation, damage or liability covered in this Agreement; and (iv) that they have not filed any complaints, charges or other actions against any other Party with any local, state or federal agency or court, or any other forum.

10.           Representation of Authority.  Each individual executing this Agreement on behalf of any Party expressly represents and warrants that he has authority to execute and thereby bind the Party on behalf of which he executes this Agreement to the terms of this Agreement and agrees to indemnify and hold harmless each other party from any claim that such authority did not exist.

11.           Headings.  The headings included in this Agreement are for convenience only and do not limit, alter, or affect the matters contained in this Agreement or the paragraphs they encaption.

12.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which together constitute one single document.

13.           Telefacsimile Signatures.  This Agreement and any documents relating to it may be executed and transmitted to any other Party by telefacsimile, which telefacsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

14.           Date of Execution.  The Parties execute this Agreement as of the date first above set forth.

15.           Further Cooperation.  The Parties agree to cooperate with one another to accomplish the purposes of this Settlement Agreement.

16.           No Assignment.  The Parties agree that neither this Agreement, nor any rights or obligations created hereunder, may be assigned or transferred without the prior written consent of the Party or Parties affected, and any attempt to do so without such consent shall be null and void.

WES CONSULTING, INC.

By:  /s/ Louis S. Friedman
Louis Friedman, CEO

BELMONT PARTNERS, LLC

By:  /s/ Christan Dobbins
Christan Dobbins, General Counsel